Exhibit 99.1

The premier capital provider to the hospitality industryTM	NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	President	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST DECLARES PREFERRED DIVIDENDS
FOR FIRST QUARTER
DALLAS – (March 16, 2009) – Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the Board of Directors has declared a quarterly cash dividend of $0.5344 per diluted share for the Company’s 8.55% Series A Cumulative Preferred Stock for the first quarter ending March 31, 2009. The dividend, which equates to an annual rate of $2.1375 per share, is payable on April 15, 2009, to shareholders of record as of March 31, 2009.
The Board also has declared a quarterly cash dividend of $0.14 per diluted share for the Company’s Series B Cumulative Preferred Stock for the first quarter ending March 31, 2009. The dividend, which equates to an annual rate of $0.56 per share, is payable on April 15, 2009, to shareholders of record as of March 31, 2009.
The Board also has declared a quarterly cash dividend of $0.5281 per diluted share for the Company’s 8.45% Series D Cumulative Preferred Stock for the first quarter ending March 31, 2009. The dividend, which equates to an annual rate of $2.1125 per share, is payable on April 15, 2009, to shareholders of record as of March 31, 2009.
* * * * *
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
-END-

14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600